Exhibit 99.1

      Zale Corporation Announces Second Quarter Earnings Results

    DALLAS--(BUSINESS WIRE)--Feb. 21, 2007--Zale Corporation (NYSE:ZLC), a leading specialty retailer of fine jewelry in North America, today announced adjusted net earnings of $94.8 million or $1.94 per diluted share for the Company's second quarter ended January 31, 2007, after adjustments for derivative accounting under SFAS 133 and a change in methodology in revenue recognition for lifetime jewelry protection plans sold during the quarter. Including these adjustments, the Company reported net earnings under U.S. GAAP of $88.1 million or $1.80 per diluted share. The impact of accounting for gold and silver contracts under SFAS 133 increased net earnings by $2.5 million or $0.05 per share. In addition, during the second quarter the Company expanded its jewelry protection plan sold to customers to cover the lifetime of the product rather than the two year period previously covered. As a result of the change in the underlying commitment, the Company changed from a percentage-of-cost-expected-to-be-incurred to a straight-line method of revenue recognition for new sales. The impact of the change was a reduction in revenue recognized of $14.9 million or $0.19 per diluted share compared to the revenue that would have been recognized by applying the percentages historically utilized to a comparable portion of the received amount. In addition to the $14.9 million, the Company generated an additional $8.8 million in sales of the product for a total of $23.7 million in additional deferred revenue in the second quarter. This revenue recognition change has no impact on cash flow or comparable store sales for the Company.

    For the same period last year, the Company reported net earnings of $96.7 million, or $1.96 per diluted share excluding special items. In last year's second quarter, the Company recorded, on an after-tax basis, (1) a charge of $15.1 million or $0.30 per diluted share related to the Bailey Banks & Biddle store closings, (2) a tax benefit of $11.5 million or $0.23 per diluted share from repatriated Canadian earnings under the American Jobs Creation Act and (3) a $5.3 million, or $0.11 per diluted share, severance charge in conjunction with an executive management change. Including these items, the Company reported second quarter earnings last year of $87.8 million or $1.78 per diluted share.

    Total revenues for the quarter ended January 31, 2007 were $1.004 billion compared to $979 million last year, an increase of 2.6%. Last year's total revenues exclude the results of the Bailey Banks & Biddle stores that were closed during the second fiscal quarter of 2006. Including these store closures, total revenues this year increased 1.1% compared to last year's total revenues of $994 million. Comparable store sales for the second quarter increased 1.4%.

    Year-to-date total revenues, excluding the store closures, increased 2.9% to $1.437 billion, compared to $1.397 billion for the same period last year. Including the store closures, year-to-date total revenues increased 1.1% compared to $1.421 billion for the same period last year. Year-to-date comparable store sales, which exclude the store closures, increased 1.1%. Year-to-date net earnings totaled $61.7 million or $1.26 per diluted share. Included in these earnings are the adjustments for derivative accounting under SFAS 133 and change in methodology in revenue recognition for jewelry protection plans sold during the quarter. The net impact of derivative versus hedge accounting treatment was a $2.3 million loss, or $0.05 per diluted share and a reduction in revenue recognized of $14.9 million or $0.19 per diluted share. Excluding these items, year-to-date net earnings were $73.2 million, or $1.50 per diluted share. For the same period last year, net earnings were $64.2 million, or $1.28 per diluted share. These prior year earnings include, on an after-tax basis, (1) costs related to the closing of Bailey Banks & Biddle stores of $20.3 million, or $0.40 per diluted share, (2) a tax benefit from repatriated Canadian earnings of $11.5 million, or $0.23 per diluted share, and (3) severance payments of $5.3 million, or $0.11 per diluted share. Excluding these items, the Company reported year-to-date net earnings of $78.3 million last year, or $ 1.56 per diluted share.

    "While not reaching our original expectations for the quarter, I'm pleased with the progress we've made," commented Betsy Burton, Chief Executive Officer. "At the Zales brand, we had our first comparable store increase in three years and our first increase in operating earnings in four years. Customers reacted favorably to our expanded assortment in our core diamond fashion and bridal categories as well as our marketing repositioning." Ms. Burton continued, "While we gave back margins due to aggressive pricing and increased promotional activity at Holiday, in January we changed our focus to maximizing gross profit dollars. In the second half, we will continue maximizing gross profit dollars as well as focus on expense reduction, particularly those investments in payroll and marketing that did not generate sufficient sales gains to justify. We are focused on driving shareholder value over the long-term and believe the Company is being positioned to achieve that goal."

    Current earnings guidance incorporates current sales and margin trends as well as ongoing payroll investments in the business. The Company projects a third quarter comparable store sales decrease of 2% to 3% and earnings per diluted share in the range of $0.00 to $0.04 and for the fiscal fourth quarter comparable store sales of flat to slightly positive and earnings per diluted share in the range of ($0.05) to ($0.01). The Company expects full year fiscal 2007 diluted earnings per share in the range of $1.46 to $1.52. The Company's guidance excludes the impact of derivative accounting and the change to its jewelry protection plan offering and related revenue recognition. The impact of derivative accounting is not quantifiable because it is market dependent and the expected impact from a change to its jewelry protection plan is approximately ($0.15) in the third quarter and ($0.14) in the fourth quarter.

    A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

    Zale Corporation is a leading specialty retailer of fine jewelry in North America operating approximately 2,350 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's turnaround initiatives and their effects, and sales and earnings guidance for the third and fourth quarters of fiscal year 2007. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2006. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

                (Tables and reconciliations to follow)

                  ZALE CORPORATION AND SUBSIDIARIES
             CONSOLIDATED SELECTED FINANCIAL INFORMATION
     (Unaudited, Dollars in thousands, except per share amounts)

                             Three Months Ended    Six Months Ended
                                 January 31,          January 31,
                             ------------------- ---------------------
                               2007      2006      2007       2006
                             ---------- -------- ---------- ----------

Total Revenues               1,004,495  993,749  1,436,983  1,421,388
     Comparable Store Sales %      1.4%     1.4%       1.1%       0.6%
Cost of Sales                  495,151  495,094    702,615    703,905
                             ---------- -------- ---------- ----------
Gross Margin                   509,344  498,655    734,368    717,483
     % of Revenue                 50.7%    50.2%      51.1%      50.5%
Selling, General and
 Administrative Expenses       346,639  357,155    583,614    594,409
     % of Revenue                 34.5%    35.9%      40.6%      41.8%
Cost of Insurance Operations     1,562    1,591      3,109      3,417
Depreciation and Amortization
 Expense                        15,646   14,569     30,497     29,863
Derivative (Gain)/Loss          (1,332)     ---      7,228        ---
                             ---------- -------- ---------- ----------
Operating Earnings             146,829  125,340    109,920     89,794
     % of Revenue                 14.6%    12.6%       7.6%       6.3%
                             ---------- -------- ---------- ----------
Interest Expense, Net            5,637    2,881     10,893      5,237
                             ---------- -------- ---------- ----------
Earnings Before Income Taxes   141,192  122,459     99,028     84,557
Income Taxes                    53,132   34,644     37,362     20,403
                             ---------- -------- ---------- ----------
Net Earnings                    88,060   87,815     61,665     64,154
                             ========== ======== ========== ==========

Basic Earnings Per Common
 Share:
   Net Earnings Per Share        $1.81    $1.80      $1.27      $1.29

Diluted Earnings Per Common
 Share:
   Net Earnings Per Share        $1.80    $1.78      $1.26      $1.28

Weighted Average Number of Common
 Shares:
   Basic                        48,567   48,797     48,389     49,698
   Diluted                      48,962   49,301     48,807     50,258

----------------------------------------------------------------------

Reconciliation of GAAP Information to Non-GAAP basis 2nd Quarter FY07, diluted:

                             Three Months Ended    Six Months Ended
                              January 31, 2007     January 31, 2007
                             ------------------- ---------------------
                                          Per
                               Amount     Share    Amount   Per Share
                             ---------- -------- ---------- ----------
Net Earnings Per Above         $88,060    $1.80    $61,665      $1.26
     Impact of Derivatives
      (1)                       (2,535)   (0.05)     2,256       0.05
     Change in Revenue
      Recognition                9,305     0.19      9,305       0.19

                             ---------- -------- ---------- ----------
Adjusted Net Earnings          $94,830    $1.94    $73,226      $1.50
                             ========== ======== ========== ==========

----------------------------------------------------------------------

(1) The Company does not utilize hedge accounting for its derivatives. As a result, changes in the fair market value of derivatives and the settlement of derivative contracts are recorded directly to earnings. This adjustment shows the impact on net earnings had hedge accounting been utilized.


Reconciliation of GAAP Information to Non-GAAP basis ( 2nd Quarter
 FY06, diluted)
                                   Three Months Ended Six Months Ended
                                    January 31, 2006  January 31, 2006
                                   ------------------ ----------------
                                                 Per             Per
                                      Amount     Share  Amount   Share
                                   ------------ ------ -------- ------
Net Earnings Per Above                 $87,815  $1.78  $64,154  $1.28
     BBB Closing Expense                15,090   0.30   20,323   0.40
     Repatriation Tax Impact           (11,465) (0.23) (11,465) (0.23)
     Executive Severance                 5,295   0.11    5,295   0.11

                                   ------------ ------ -------- ------
Adjusted Net Earnings                  $96,735  $1.96  $78,307  $1.56
                                   ============ ====== ======== ======


                  ZALE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET DATA
                  (Unaudited, Dollars in thousands)

                                                        Difference
                                                     January 2007 vs
                             January 31, January 31,    January 2006
                                2007        2006      Amount   Percent
                             ----------- ----------- --------- -------
ASSETS
Current Assets:
    Cash and Cash Equivalents   $32,282     $37,465   $(5,183)  -13.8%
    Merchandise Inventories   1,118,176     957,356   160,820    16.8%
    Other Current Assets         95,346      80,214    15,132    18.9%
                             ----------- ----------- --------- -------
Total Current Assets          1,245,804   1,075,035   170,769    15.9%

Property and Equipment, Net     299,612     289,328    10,284     3.6%
Goodwill, Net                    93,385      95,533    (2,148)   -2.2%
Other Assets                     37,225      34,529     2,696     7.8%
                             ----------- ----------- --------- -------
Total Assets                 $1,676,026  $1,494,425  $181,601    12.2%
                             =========== =========== ========= =======

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
    Accounts Payable and
     Accrued Liabilities       $408,184    $449,333  $(41,149)   -9.2%
    Deferred Tax Liability,
     Net                         64,190      56,068     8,122    14.5%
                             ----------- ----------- --------- -------
Total Current Liabilities       472,374     505,401   (33,027)   -6.5%

Non-current Liabilities          45,023      34,180    10,843    31.7%
Non-current Tax Liability,
 Net                             12,860       4,067     8,793   216.2%
Long-term Debt                  232,729     120,004   112,725    93.9%
Long-term Accrued Rent           32,764      30,512     2,252     7.4%

Commitments and Contingencies

Stockholders' Investment:
    Common Stock                    490         534       (44)   -8.2%
    Additional Paid-In
     Capital                    131,836      95,238    36,598    38.4%
    Accumulated Other
     Comprehensive Income        27,426      35,098    (7,672)  -21.9%
    Accumulated Earnings        870,524     819,391    51,133     6.2%
                             ----------- ----------- --------- -------
                              1,030,276     950,261    80,015     8.4%
    Treasury Stock             (150,000)   (150,000)        0     0.0%
                             ----------- ----------- --------- -------
Total Stockholders'
 Investment                     880,276     800,261    80,015    10.0%
                             ----------- ----------- --------- -------

Total Liabilities and
 Stockholders' Investment    $1,676,026  $1,494,425  $181,601    12.2%
                             =========== =========== ========= =======

    CONTACT: Zale Corporation
             Vice President and Treasurer:
             David H. Sternblitz, 972-580-5047